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                                                                   EXHIBIT 10.10


[Date]



Mr. __________________
Bush Boake Allen Inc.
7 Mercedes Drive
Montvale, NJ  07645

Dear ________________:

Bush Boake Allen Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Company or its majority stockholder, Union Camp Corporation ("Union Camp"), may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company or Union Camp.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "change in control of the Company or Union Camp", as described in Section 2 below.

1 . Term of Agreement. This Agreement shall commence on December 2, 1996, and shall continue in effect until the date specified in a written notice of termination of this Agreement given not less than 30 months prior to such date; provided that if a change in control of the Company and/or Union Camp occurs prior to the date of termination of this Agreement, but subsequent to such written notice of termination, this Agreement shall continue in effect for 30 months after the date such change in control occurs (or, in the event any other changes in control occur during such new 30 month period, then





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         for 30 months after the date(s) of such subsequent changes(s) in control), notwithstanding that notice of termination of this Agreement has previously been given. The foregoing notwithstanding, this Agreement is subject to earlier termination as provided in Subsection 3(ii).

2. Change in Control. No benefits shall be payable hereunder unless there shall have been a change in control of the Company or Union Camp, as set forth below. For purposes of this Agreement, a change in control of the Company or Union Camp shall include either a "change in control of the Company" or a "change in control of Union Camp" (as each is hereafter defined) or both.

   I. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred upon the occurrence of one of the following events:

         (i) "any person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any employee benefit plan sponsored by the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or Union Camp or any subsidiary of Union Camp in which Union Camp's ownership is greater than 50% of the combined voting power of such subsidiary's then outstanding securities eligible to vote for the election of its board of directors (a "Union Camp Subsidiary")), is or becomes (other than pursuant to a transaction which is deemed to be a "Non-Qualifying Transaction" under Subsection 2.I.(iii)) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the "Company Voting Securities");

         (ii) individuals who, on December 1, 1996, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to December 1, 1996, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors (including without limitation in order to settle any such contest) or any other




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                  actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

         (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), (B) no person (other than Union Camp, any Union Camp Subsidiary, any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25 % or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and
                  (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

         (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

   II. For purposes of this Agreement, a "change in control of Union Camp" shall be deemed to have occurred upon the occurrence of one of the following events when, immediately prior thereto, Union Camp is the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company Voting Securities:

         (i) any person (other than Union Camp, any employee benefit plan sponsored by Union Camp, any trustee or other fiduciary holding securities under an employee benefit plan of Union Camp, or any corporation owned, directly or



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                  indirectly, by the stockholders of Union Camp in substantially the same proportions as their ownership of stock of Union
                  Camp), is or becomes (other than pursuant to a transaction which is deemed to be a UC-Involved Non-Qualifying Transaction under Subsection 2. II.(iii)) the beneficial owner, directly or indirectly, of securities of Union Camp representing 50% or more of the combined voting power of Union Camp's then outstanding securities eligible to vote for the election of the Board of Directors of Union Camp (the "UC Voting Securities");

           (ii) individuals who, on October 29, 1996, constitute the Board of Directors of Union Camp (the "Incumbent UC Directors") cease for any reason to constitute at least a majority of the Board of Directors of Union Camp, provided that any person becoming a director subsequent to October 29, 1996, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent UC Directors then on the Board of Directors of Union Camp (either by a specific vote or by approval of the proxy statement of Union Camp in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent UC Director; provided, however, that no individual initially elected or nominated as a director of Union Camp as a result of an actual or threatened election contest with respect to directors (including without limitation in order to settle any such contest) or any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board of Directors of Union Camp shall be an incumbent UC Director;

         (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Union Camp or any of its subsidiaries that requires the approval of Union Camp's stockholders, whether for such transaction or the issuance of securities in the transaction (a "UC-Involved Business Combination"), unless immediately following such UC-Involved Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such UC-Involved Business Combination (the "UC-Involved Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the UC-Involved Surviving Corporation (the "UC-Involved Parent Corporation"), is represented by UC Voting Securities that were outstanding immediately prior to such UC-Involved Business Combination (or, if applicable, shares into which such UC Voting Securities were converted pursuant to such UC-Involved Business Combination), (B) no person (other than any employee benefit plan sponsored or maintained by the UC-Involved Surviving Corporation or the UC-Involved Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities




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                  eligible to elect directors of the UC-Involved Parent
                  Corporation (or, if there is no UC-Involved Parent Corporation, the UC-Involved Surviving Corporation) and (C) at least a majority of the members of the board of directors of the UC-Involved Parent Corporation (or, if there is no UC-Involved Parent Corporation, the UC-Involved Surviving Corporation) following the consummation of the UC-Involved Business Combination were Incumbent UC Directors at the time of the Board of Directors of Union Camp's approval of the execution of the initial agreement providing for such UC-Involved Business Combination (any UC-Involved Business Combination which satisfies all of the criteria specified in
                  (A), (B) and (C) above shall be deemed to be a "UC-Involved Non-Qualifying Transaction"); or

         (iv) the stockholders of Union Camp approve a plan of complete liquidation or dissolution of Union Camp or an agreement for the sale or disposition by Union Camp of all or substantially all of Union Camp's assets.

Anything in this Agreement to the contrary notwithstanding, a change in control of the Company or Union Camp shall be deemed not to have occurred with respect to you if you participate as an investor in the acquiring entity (which shall include the Parent Corporation or the UC-Involved Parent Corporation, when applicable) in any such change in control transaction unless such acquiring entity is a publicly-traded corporation and your interest in such acquiring entity immediately prior to the acquisition constitutes less than one percent (1 %) of both (1) the combined voting power of such entity's outstanding securities and (2) the aggregate fair market value of such entity's outstanding equity securities. For this purpose your interest in any equity securities shall include any such interest of which you are a beneficial owner.

3.      Termination Following Change in Control.

        (i) General. If any of the events described in Section 2 constituting a change in control of the Company or Union Camp shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) upon the subsequent termination of your employment during the term of this Agreement unless such termination is (a) because of your death, (b) by the Company for Cause, or (c) by you other than for Good Reason. Except as set forth below, in the event your employment with the Company is terminated for any reason and subsequently a change in control of the Company or Union Camp shall have occurred, you shall not be entitled to any benefits hereunder. Notwithstanding anything in this Agreement to the contrary, if
                  (i) your employment terminates prior to a change in control of the Company or Union Camp under circumstances that would have entitled you to the benefits under Subsection 4 (iii) if they had occurred following a change in control of the Company or Union Camp; (ii) you reasonably demonstrate that such termination of



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                  employment (or Good Reason event leading to your termination)
                  was at the request or suggestion of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control of the Company or Union Camp; and
                  (iii) a change in control of the Company or Union Camp involving such third party (or a party competing with such third party to effectuate a change in control) does occur, then for purposes of this Agreement the date immediately prior to the date of your termination of employment shall be deemed to be the date of a change in control of the Company or Union Camp. If a termination of your employment occurs pursuant to the circumstances described in the immediately preceding sentence, then for purposes of determining the timing of payments and benefits to you under Section 4, the date of the actual change in control of the Company or Union Camp shall be treated as your Date of Termination under Subsection 3(vi).

         (ii) Disability. Notwithstanding anything in this Agreement to the contrary, if, as a result of your incapacity due to physical or mental condition or illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months and such period of absence commenced prior to a change in control of the Company or Union Camp, the Company may give you at least thirty (30) days prior written notice of termination of this Agreement and if you shall not have returned to the full-time performance of your duties by the date of termination specified in such notice, this Agreement shall terminate on such date and no benefit shall be payable hereunder.

         (iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination (a) upon the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental condition or illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (b) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable



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                  notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.


         (iv) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Company or Union Camp (or as provided in Subsection 3(i), prior to a change in control of the Company or Union Camp) of any of the following circumstances unless, in the case of paragraphs (a), (e), (f) or (g), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                  (a) the assignment to you of any duties inconsistent with the position in the Company that you held immediately prior to the change in control of the Company or Union Camp (other than in the nature of a promotion), or a diminution in your duties, responsibilities, employment status or authority as compared to your duties, responsibilities, employment status or authority in effect immediately prior to such change in control;

                  (b) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all management personnel of the Company and all management personnel of any person in control of the Company;

                  (c) the relocation of the Company's offices at which you are principally employed immediately prior to the date of the change in control of the Company or Union Camp to a location more than twenty-five (25) miles from such location, or the Company's requiring you to be based anywhere other than the Company's offices at such location except for required travel on the Company's business to an extent substantially similar to your business travel obligations immediately prior to the change in control;

                  (d) the failure by the Company to pay to you any portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due;




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                  (e)   the failure by the Company to continue to provide
                        substantially the same compensation plans in which you participated immediately prior to the change in control of the Company or Union Camp, including without limitation as of the date hereof, a savings and investment plan, a stock option and stock award plan, and an annual incentive compensation plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to each such plan, or the failure by the Company to continue your participation therein (or in any such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, than that which existed at the time of the change in control of the Company or Union Camp;

                  (f) the failure by the Company to continue to provide you with benefits and coverage substantially similar to those provided to you under any of the Company's pension, life insurance, medical, accident, or disability plans in which you were participating at the time of the change in control of the Company or Union Camp, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's vacation policy for salaried employees in effect at the time of the change in control of the Company or Union Camp; or

                  (g) any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (3)(v) (and, if applicable, the requirements of Subsection (3)(iii)), which purported termination shall not be effective for purposes of this Agreement.

                  Your right to terminate your employment pursuant to this Subsection 3(iv) shall not be affected by your incapacity due to physical or mental condition or illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (v) Notice of Termination. Any purported termination of your employment by the Company or by you after a change in control of the Company or Union Camp shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement


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                  relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (vi) Date of Termination, Etc, "Date of Termination" shall mean if your employment is terminated pursuant to Subsections (3)(iii) or (3)(iv) hereof or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given (provided, that no advance notice is required in the case of a termination of employment for Good Reason as a result of events occurring prior to a change in control of the Company or Union Camp)); provided, however, that if prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination under the terms of this Agreement, then the Date of Termination shall be the date on which the dispute is finally resolved (provided, that, notwithstanding when the dispute is finally resolved, your Date of Termination shall be deemed to occur for purposes of Section 4 during the term of this Agreement), either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Any such notice of dispute must be in writing and delivered or mailed to the other party, and such notice shall set forth the specific reasons for the dispute. You shall have the right to appeal to the Board or its delegate in writing any notice of dispute given by the Company within sixty (60) days of your receipt thereof. Within sixty (60) days thereafter, you shall be given a written decision of your appeal from the Board or its delegate, which decision shall clearly set forth the specific reasons for the decision, including specific references to pertinent provisions of this Agreement. If you dispute the decision, such dispute shall be resolved by arbitration as provided in Section 10 hereof. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect immediately prior to when the Notice of Termination giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in or by which you were participating or were covered immediately prior to when the Notice of Termination giving rise to the dispute was given, until







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                  the dispute is finally resolved in accordance with this
                  Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement, and shall not be offset against or reduce any other amounts due under this Agreement. No amount payable hereunder shall be reduced by any compensation earned by you as the result of employment by another employer. This Subsection 3(vi) shall not apply to any termination of your employment prior to a change in control of the Company or Union Camp as described in Subsection 3(i).

4. Compensation Upon Termination or During Disability. Following a change in control of the Company or Union Camp, you shall be entitled to the following benefits during a period of disability, or upon termination of your employment, as the case may be, provided that such period commences or termination occurs during the term of this Agreement:

        (i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental condition or illness, you shall receive all compensation payable to you under the Company's disability plan or program or other similar plan during such period. In the event your employment is terminated by reason of your death, your benefits shall be determined under the Company's retirement, insurance and other compensation plans then in effect in accordance with the terms of such plans.

         (ii) Except as otherwise provided in Subsection 3(vi), if applicable, if your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

         (iii) If your employment by the Company is terminated by the Company other than for Cause or if you terminate your employment for Good Reason, you shall be entitled to the benefits provided below:

                  (a) the Company shall pay to you (i) your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and the value of your accrued and "banked" vacation as of the Date of Termination, no later than the fifth day following the Date of Termination, (ii) any outstanding amounts due and owing to you as of the Date of Termination under any compensation or benefit plan or





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                        policy of the Company (or any successor, substitute or
                        additional plans), no later than the fifth day following the Date of Termination (or, if later, such date by which such amounts may reasonably be calculated), plus all other amounts to which you are entitled under any compensation or benefit plan or policy of the Company, at the time such payments are due, and (iii) if such termination of employment occurs during the remainder of the calendar year in which the change in control of the Company or Union Camp occurs, no later than the fifth day following the Date of Termination, a pro rata annual target award (payable in cash) under the BBA Incentive Scheme (or any successor plans thereto), to the extent you are a participant in such plans immediately prior to the date of the change in control (and such pro rata payment is not made thereunder). Such pro rata payments shall be equal to the product(s) of (i) the quotient resulting from dividing the number of days you were employed during such year through the Date of Termination by three hundred and sixty-five (365) and
                        (ii) your annual target incentive under the BBA Incentive Scheme (or any successor plans thereto) for such year;

                  (b) in lieu of any further salary and bonus payments to you for periods subsequent to the Date of Termination and in lieu of other severance benefits, the Company shall pay as severance pay to you, at the time specified in Subsection 4(v), a lump sum severance payment, in cash, equal to (i) 250% of the greater of (A) your annual rate of base salary in effect immediately prior to the Date of Termination and (B) your annual rate of base salary in effect immediately prior to the change in control of the Company or Union Camp, plus (ii) 250% of the greater of (x) the amount of your annual target incentive in effect immediately prior to the date on which the change in control occurs and (y) your annual target incentive with respect to the year in which the Date of Termination occurs;

                  (c) the Company shall pay to you all legal fees and expenses incurred by you in connection with the interpretation or enforcement of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any termination hereunder or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder);




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                  (d)   for a thirty (30) month period after such termination,
                        the Company shall arrange to provide you with life, disability, accident and health insurance benefits equivalent to those which you were receiving immediately prior to the Notice of Termination (provided, that, any reduction of benefits which constituted a basis for your termination of employment for Good Reason pursuant to Subsection 3(iv) shall not be taken into account for purposes of determining your continued benefits under this Subsection 4(iii)(d)). Notwithstanding the foregoing, the Company shall not provide a benefit otherwise receivable by you pursuant to this paragraph
                        (d) during any period in which an equivalent benefit is actually provided to you during the thirty (30) month period following your termination, and you must report to the Company any such benefit actually received by you; and

                  (e) notwithstanding any election you may have made under any of the applicable plans, and any provisions to the contrary in any such plans, the Company shall pay to you, at the time specified in Subsection 4(v), a lump sum amount, in cash, equal to the sum of (i) all amounts credited to your book account described in Article V,
                        Section 3 of the Supplemental Retirement Plan of Bush Boake Allen Inc. (the "ERISA Excess Plan"), and (ii) the actuarial equivalent of the supplemental pension benefit (determined as a straight life annuity commencing at the greater of age sixty-two (62) or your age at the Date of Termination) that you have accrued under Article IV,
                        Section 1 of the ERISA Excess Plan as of the Date of Termination (for this purpose, "actuarial equivalent" shall be determined using the same assumptions utilized under the Pension Plan for Eligible Employees of Bush Boake Allen Inc. immediately prior to the change in control).

                  Notwithstanding anything in this Agreement to the contrary, if you are over age sixty-two and one-half (62 1/2) years as of your Date of Termination, (i) the 250% multiplier set forth in paragraph (b) above to determine your severance benefit shall be reduced by 8.33 % for each full month that your age is in excess of sixty-two and one-half (62 1/2) years as of your Date of Termination and (ii) your continued benefits pursuant to paragraph (d) above shall cease at age sixty-five (65).

         (iv) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control of the Company (or any of its affiliated entities) to or for your benefit (whether pursuant to the terms of this Agreement or otherwise, but excluding

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                  any Gross-Up Payments (as defined below)) (the "Payments"), would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the Company shall pay to you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise
                  Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined (by a final determination by a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved or by mutual agreement of the parties hereto) to be less than the amount taken into account hereunder at the time of termination of your employment, you shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment which would not have been paid to you had the Gross-Up Payment calculation been based upon such reduced Excise Tax, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of your employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest payable at the rate provided in section 1274(b)(2)(B) of the Code with respect to such excess) at the time that the amount of such excess is finally determined. Notwithstanding the foregoing provisions of this Subsection 4(iv), if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under
                  Section 28OG of the Code, then the amounts payable to you under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to you. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(iii)(b), unless an alternative method of reduction is elected by you. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in

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

                  a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

         (v) The payments provided for in Subsections 4(iii)(b), 4(iii)(e) and 4(iv) hereof shall be made not later than the thirtieth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). All determinations required to be made under Subsection 4(iv), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control of the Company or Union Camp (the "Accounting Firm") which shall provide for review detailed supporting calculations both to the Company and you within fifteen (15) business days following the receipt of notice from the Company or you that a Notice of Termination has been provided under this Agreement, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control (or does not undertake to provide the Determination), the Company shall appoint another "big six" public accounting firm to make the Determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm incurred with respect to the Determination shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.

         (vi) Except as provided in Subsection 4(iii)(d), you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owned by you to the Company, or otherwise.

5.      Successors; Binding Agreement.

        (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession which constitutes a change in control of the Company shall be a breach of this Agreement and shall entitle you to compensation and benefits from the Company in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" and "Union Camp" shall mean the Company and Union Camp, respectively, as each is hereinbefore defined, and any successors to their respective businesses and/or assets as aforesaid, or otherwise.

         (ii) This Agreement is personal to you and shall not be assigned by you (other than as a result of your death), except that any rights that shall have accrued prior to your death shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, to the extent any such persons succeed to your interests hereunder from time to time. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by you (provided you have delivered a copy of such appointment to the Company) or, if no such person is appointed, to your estate.

6. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested or by reputable overnight courier, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that

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



        all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notwithstanding the foregoing, any notice actually received by the other party shall be deemed to have been duly given.

7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Similarly, no such waiver of compliance with any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. All references to sections of the Exchange Act, the Code or the ERISA Excess Plan shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law. The obligations of the Company under Subsection 3(vi) and Sections 4 and 5 shall survive the expiration of the term of this Agreement, with respect to Subsection 3(vi) and Section 4, to the extent benefits become due and owing under such provisions and, with respect to Section 5, to the extent the Company continues to have obligations under this Agreement.

8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Montvale, New Jersey or such

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



        other location as the parties agree, in accordance with the commercial rules of the American Arbitration Association then in effect. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 10. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid pursuant to Subsection 3(vi) until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to severance benefits payable to you after a change in control of the Company or Union Camp, and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to such subject matter.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

BUSH BOAKE ALLEN INC.




By
  ________________________________
        Julian W. Boyden
        President and
        Chief Executive Officer

Agreed to as of the date set forth above.



  ________________________________
        [Typed Name]

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                             INDEX OF DEFINED TERMS

          Defined Term                            Where Defined
          ------------                            -------------

          Accounting Firm                         'SS' 4(v)
          actuarial equivalent                    'SS' 4(iii)(e)
          Agreement                               Introduction
          banked                                  'SS' 4(iii)(a)
          beneficial owner                        'SS' 2.I.(i)
          Board                                   Introduction
          Business Combination                    'SS' 2.I.(iii)
          Cause                                   'SS' 3(iii)
          change in control of the Company or
             Union Camp                           'SS' 2
          Code                                    'SS' 4(iii)(c)
          Company                                 Introduction, 5(i)
          Company Voting Securities               'SS' 2.I.(i)
          Date of Termination                     'SS' 3(vi)
          Determination                           'SS' 4(v)
          ERISA Excess Plan                       'SS' 4(iii)(e)
          Exchange Act                            'SS' 2.I.(i)
          Excise Tax                              'SS' 4(iv)
          Good Reason                             'SS' 3(iv)
          Incumbent Directors                     'SS' 2.I.(ii)
          Non-Qualifying Transaction              'SS' 2.I.(iii)
          Notice of Termination                   'SS' 3(v)
          parachute payments                      'SS' 4(iv)
          Parent Corporation                      'SS' 2.I.(iii)
          Payments                                'SS' 4(iv)
          any person                              'SS' 2.I.(i)
          Safe Harbor Cap                         'SS' 4(iv)
          Surviving Corporation                   'SS' 2.I.(iii)
          Union Camp                              Introduction
          Union Camp Subsidiary                   'SS' 2.I.(i)
          UC Voting Securities                    'SS' 2.II.(i)
          Incumbent UC Director                   'SS' 2.II.(ii)
          UC-Involved Business Combination        'SS' 2.II.(iii)
          UC-Involved Surviving Corporation       'SS' 2.II.(iii)
          UC-Involved Parent Corporation          'SS' 2.II.(iii)
          UC-Involved Non-Qualified Transaction   'SS' 2.II.(iii)
          willful                                 'SS' 3(iii)

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